Exhibit 10.38
THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

This Third Amendment to Note Purchase Agreement (the “Amendment”) is entered into by and among Pope Resources, a Delaware limited partnership (“Borrower”), John Hancock Life Insurance Company, a Massachusetts corporation, and John Hancock Variable Life Insurance Company, a Massachusetts corporation (John Hancock Life Insurance Company and John Hancock Variable Life Insurance Company are individually and collectively referred to herein as “Note Holders”).

RECITALS

Borrower and Note Holders entered into that certain Note Purchase Agreement dated March 29, 2001, as amended by First Amendment to Note Purchase Agreement dated October 24, 2001, Second Amendment to Note Purchase Agreement dated August 8, 2003, and various other letter agreements (such Note Purchase Agreement, as previously amended and as amended herein is referred to as the "Agreement"), in connection with the sale and purchase of certain Class A Fixed Rate Senior Secured Notes all dated March 29, 2001, in the aggregate principal amount of $30,000,000. Borrower and Note Holders wish to further amend the Agreement in certain respects. This Third Amendment supercedes and replaces all prior amendments to the Agreement. Unless otherwise indicated all capitalized terms in this Amendment shall have the meanings attributed to them in the Agreement.

NOW, THEREFORE, the parties agree as follows:

1.  Section 4.7 of the Agreement is hereby amended to read as follows: “4.7 Payments from Collateral Account. With respect to monies deposited in the Collateral Account pursuant to Section 5.5, Section 5.6, Section 9.3 and Section 9.4 hereof, such monies, including any interest or earnings thereon, on deposit in the Collateral Account shall be disbursed from the Collateral Account on each Quarterly Payment Date as a separate incremental principal prepayment to reduce the outstanding principal balance of the Notes, and shall, in Administrative Agent’s sole discretion, be subject to the applicable Prepayment Premium, and shall not be deemed part of or applied toward any required annual principal payment or monthly interest payment due under Section 4.3 hereof. All interest and earnings on such monies held in the Collateral Account shall belong to Borrower and shall be applied as against the Notes as set forth above unless notice is given to the contrary by Borrower; provided, if an event of Default exists, all such earnings and interest shall be disbursed and applied in the same manner as the monies otherwise deposited into the Collateral Account.”

2.  Section 5.2 (a) of the Agreement is hereby amended to read as follows: “Cutting Privileges. Subject to Section 5.3 hereof, Borrower shall have the privilege to cut and remove during calendar year 2001 and during each calendar year thereafter (each such calendar year being referred to herein as a “Cutting Year”) a maximum volume of Merchantable Timber as provided herein (the “Annual Allowable Cut”); provided, Borrower may cut and remove 125% of the Annual Allowable Cut in any one Cutting Year so long as Borrower does not cut and remove more than the applicable Total Five-Year Allowable Cut. For purposes of this Section 5.2(a), the term Total Five-Year Allowable Cut means the aggregate Annual Allowable Cuts for the Cutting Years 2001 through 2005, 2006 through 2010, 2011 through 2015, 2016 through 2020, 2021 through 2025, and 2026 through 2031, as the case may be. Subject to Section 5.3, the Annual Allowable Cut for Cutting Year 2001 shall be 27MMBF, Scribner; and the Annual Allowable Cut for the calendar years 2002, 2003, 2004, and 2005 shall be 32.8MMBF, Scribner. Notwithstanding the foregoing, for the fraction of calendar year 2001 after the date of this Agreement and for the fraction of the calendar year in which the final payment of principal on the Notes is due, the permitted volume of cutting in any Category shall be proportionate to the number of days in such fractional calendar year (the permitted volume of cutting for such fractional calendar year shall be multiplied by a fraction, the numerator of which is the number of days in the fractional calendar year and the denominator of which is 365). For purposes of this Section 5.2 all Merchantable Timber otherwise cut, sold and conveyed by Borrower during any Cutting Year shall be deemed to have been cut and removed by Borrower hereunder. The Annual Allowable Cut shall be reduced by the excess volume of Timber cut or removed during the preceding Cutting Years pursuant to Section 5.5 hereof, unless and until Borrower deposits into the Collateral Account the amounts required under subsection 5.5(a) below with respect to such overcutting.”

1-THIRD AMENDEMENT TO NOTE PURCHASE AGREEMENT

3.  Section 5.5(a) of the Agreement is hereby amended to read as follows: “Excess Cutting or Removal. Subject to the provisions of Section 5.3 hereof, Borrower may cut or remove volumes of Merchantable Timber in excess of the volumes permitted under Section 5.2 hereof during any Cutting Year, provided Borrower deposits into the Collateral Account, in the manner provided for hereunder, an amount equal to the sum of the products obtained by multiplying (i) the differences between the volumes for each Category of Merchantable Timber actually cut and removed during any Cutting Year and the permitted volume for each such Category established pursuant to Section 5.2 for such Cutting Year, by (ii) the Administrative Unit Values of each such Category set forth in the following subsection (b).”

4.  Section 5.6(a) of the Agreement is hereby amended to read as follows: “Subject to compliance with all provisions of this Section 5.6, and provided (i) no Event of Default exists and is continuing hereunder, and (ii) the Loan to Value Ratio is fifty percent (50%) or less before such sale, and will continue to be fifty percent (50%) or less after such sale, Borrower may, from time to time, sell portions of the Land, and the Holders shall release in the manner hereinafter provided such portions of the Land, and any Timber thereon, from the Lien of the Financing Documents; provided, that, in each case, Borrower shall, upon request of Administrative Agent, deposit into the Collateral Account an amount equal to one hundred percent (100%) of the Total Administrative Value of the Land and Timber to be conveyed and released, as determined by Borrower as of the date of such sale and release; provided such Administrative Value shall, in Administrative Agent’s sole discretion, be subject to independent verification by the Forestry Consultant of the accuracy of the information set forth therein; and provided further, however, any such deposits into the Collateral Account shall, in Administrative Agent’s sole discretion, be subject to Section 4.3(e) above; and provided further, that such Total Administrative Value shall be adjusted to take into consideration the value of the Land and Timber being released and the impact, if any, of the release upon the overall security position of the Administrative Agent in the remaining encumbered Land and Timber as well as the amount of the outstanding, unpaid balance due under the Notes as of the date of such sale and release.

5.  Section 8.1(v) is hereby amended to read as follows: “Additional Liens. Place, incur, assume or suffer to exist, any Lien upon any of its Property, assets or revenues, whether now owned or hereafter acquired, except: … (v) Other Liens securing Debt in an aggregate principal amount not exceeding $2,000,000 at any time.” The definition of “Debt” in Annex II of the Agreement is hereby amended to include payment obligations under local improvement districts.

2-THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

6.  Section 8.5 of the Agreement is hereby amended to read as follows: “Distributions to Partners. Make any distributions of cash or other Property to any of its partners, or redeem any outstanding equity interest in Borrower, except in accordance with the provisions of this Section 8.5, as follows: So long as no Default or Event of Default shall exist hereunder either before or after such distribution, Borrower shall be permitted to distribute, on a cumulative, Calendar Year Basis, as defined below, to each of its partners, no more frequently than once per calendar quarter, fifty percent (50%) of Net Income, excluding distributions to pay the estimated federal and state income tax payable by each partner (or its constituent partners or members) on such partner's share of the taxable income of Borrower (as calculated for federal income tax purposes); provided, however, in no event shall such quarterly, cumulative distributions exceed seventy-five percent (75%) of Net Income on a Calendar Year Basis; and provided further, that Borrower may not purchase, redeem or retire any outstanding partnership units if after giving effect to any such purchase, redemption, or retirement, Borrower would be in violation of any of the terms or covenants of this Agreement or the other Financing Statements. Prior to any such distribution, Borrower's chief financial officer shall prepare and deliver to the Administrative Agent a sworn certificate of distribution and a brief summary of the Borrower's methodology in establishing the amount of the dividends paid.

For purposes of this Section 8.5, for the calendar year 2002, the foregoing distributions test in the preceding paragraph will be calculated 2 ways: First, the applicable distributions will be those actually made during calendar year 2002. Second, the applicable distributions will be those made during the second, third and fourth quarters of 2002, and the first quarter of 2003. For calendar year 2003 and subsequent calendar years, the applicable distributions shall be those made during the second, third and fourth quarters of the calendar year in question, and the first quarter of the subsequent calendar year.

7.  Section 8.12 of the Agreement is hereby amended to read as follows: “Subsidiaries; Collateral Ownership. (a) Except for an Affiliate or Subsidiary that does not own any Timber Property, create, acquire or otherwise invest in any Affiliate or Subsidiary or (b) otherwise move, transfer or change the ownership of any of the Timber Property into an Affiliate or Subsidiary, unless such Affiliate or Subsidiary is a domestic entity, remains wholly owned by Borrower, becomes an obligor on the Notes and agrees to be jointly and severally liable for the obligations thereunder prior to such action, and becomes a party to the Agreement and agrees to be bound by the obligations thereunder prior to such action. If all or any portion of the Timber Property is transferred to an Affiliate or Subsidiary, as provided above, the lien of the applicable Mortgages shall continue to be a lien on the transferred Timber Property, and all timber management, harvest and other provisions of the Agreement shall remain in effect.”

8.  Section 8.14 of the Agreement is hereby amended to read as follows: “8.14 Debt to Total Capitalization. Debt to Total Capitalization shall not exceed fifty percent (50%).” The definition of “Total Capitalization” in Annex II of the Agreement is hereby amended to read: “Total Capitalization - means Debt, plus the greater of: a) book value of partners’ capital, or b) Borrower’s closing Unit Price at the end of each quarter in question, multtiplied by the number of units outstanding, so long as Borrower is publicly traded; provided, if Borrower is required to consolidate the debt of ORM Timber Fund I, L.P. (the “Timber Fund”), then Borrower may include the total capitalization of the Timber Fund in the calculation of Total Capitalization.”

3-THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

9.  Annex II of the Agreement is hereby amended to read as follows: “Borrower - POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP, a Delaware limited partnership, its permitted successors and assigns, and its Affiliates and Subsidiaries owning any portion of the Timber Property.

10.  Annex II of the Agreement is hereby amended to read as follows: “Cash Flow Coverage Ratio - means, as of any date of determination, the ratio of (a) EBITDA for the period of calculation minus operating capital expenditures made by Borrower and its subsidiaries during such period, to (b) the sum of (i) Interest Charges during such period plus (ii) all scheduled payments of principal with respect to Required Debt Service required to be made by Borrower and its subsidiaries during such period.”

11.  Annex IV is hereby amended to read as follows: “Commercial General Liability Insurance with Borrower as the named insured and the Holders as additional insureds in commercially reasonable amounts and terms and issued by an insurer or insurers reasonably satisfactory to the Holders. A portion of such insurance coverage may be maintained in the form of an excess liability (umbrella) policy. Certificates of insurance and, if the Holders so request, certified copies of the insurance policies, shall be delivered to the Holders no less than 5 days prior to the expiration of the then current policies.”

12.  As amended herein, the Agreement is hereby confirmed and reaffirmed by Borrower and Note Holders and shall remain in full force and effect.

IN WITNESS WHEREOF, Borrower and Note Holders have executed this Amendment as of the date(s) written below.

POPE RESOURCES, A DELAWARE LIMITED PARTNERSHIP, a Delaware limited partnership,

By: Pope MGP, Inc., a Delaware corporation, its managing partner

By:_________________________________________
Name:_______________________________________
Title:________________________________________

Date:________________________, 2004

JOHN HANCOCK LIFE INSURANCE COMPANY, a corporation incorporated under the laws of the Commonwealth of Massachusetts

By:_______________________________________
Name: C. Whitney Hill
Title: Director

Date:___________________________, 2004

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY, a corporation incorporated under the laws of the Commonwealth of Massachusetts

By:________________________________________
Name: C. Whitney Hill
Title: Authorized Signatory

Date:_________________________, 2004

4-THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT